EXHIBIT 99.1
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LaSalle Hotel Properties
4800 Montgomery Lane, Suite M25
Bethesda, MD 20814
Ph.  (301) 941-1500
Fax (301) 941-1553
www.lasallehotels.com


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FOR IMMEDIATE RELEASE

Contact:   Raymond Martz, Vice President of Finance &
           Investor Relations--Bethesda +301/941-1516



  LASALLE HOTEL PROPERTIES ANNOUNCES PUBLIC OFFERING OF $25.0 MILLION
        8.375% SERIES B CUMULATIVE REDEEMABLE PREFERRED SHARES


     BETHESDA, MD, SEPTEMBER 24, 2003 -- LaSalle Hotel Properties
(NYSE: LHO) today announced the public offering of $25.0 million Series B Cumulative Redeemable Preferred Shares with a fixed distribution rate of 8.375% per year. All of the shares are being sold by the Company. The offering is expected to close on September 30, 2003. The Company expects to list the shares on the New York Stock Exchange. The net proceeds of the offering will be used to repay existing indebtedness under the Company's senior unsecured credit facility.

     "This equity issuance was anticipated as part of the recent acquisition of The Hotel George," said Hans Weger, Chief Financial Officer of the Company. "We believe this type of equity is an important part of our capital structure as it strengthens our balance sheet, decreases interest costs and provides flexibility for future growth opportunities."

     Raymond James & Associates, Inc. acted as the sole underwriter for this transaction. In addition to the 1,000,000 shares offered, the Company has granted Raymond James & Associates, Inc. an option to purchase up to an additional 100,000 shares to cover over-allotments, if any. A copy of the prospectus supplement relating to the shares may be obtained from Raymond James & Associates, Inc.

     LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, which owns interests in 17 upscale and luxury full-service hotels, totaling approximately 5,600 guest rooms in 12 markets in 10 states and the District of Columbia. LaSalle Hotel Properties focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. The Company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including Marriott International, Inc., Radisson Hotels International, Inc., Starwood Hotels & Resorts Worldwide, Inc., Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, and the Kimpton Hotel & Restaurant Group, LLC.







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Certain matters discussed in this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although LaSalle Hotel Properties believes the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company's expectations are listed in the Company's
Form 10-K for the year ended December 31, 2002 and subsequent SEC reports and filings. LaSalle Hotel Properties assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.


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ADDITIONAL CONTACTS:
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Hans Weger, Chief Financial Officer, LaSalle Hotel Properties -
301/941-1516


        For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com












































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